ASSET PURCHASE AGREEMENT

           THIS ASSET PURCHASE AGREEMENT, dated as of June 13, 2003, is among Boston Rental Partners, LLC, a Delaware limited liability company (the "Seller"), NationsRent, Inc., a Delaware corporation formerly known as Las Olas Thirteen Corporation ("NationsRent"), and the subsidiaries of NationsRent listed on the signature pages hereto (collectively with NationsRent, the "Buyers").

           WHEREAS, NationsRent, Inc., a Delaware corporation ("Old NationsRent"), and its subsidiaries were debtors in bankruptcy cases (Case Nos. 01-11628 through 01-11639) filed in the United States Bankruptcy Court in the District of Delaware (the "Bankruptcy Court");

           WHEREAS, (a) the Seller has purchased or leased from third parties certain construction and industrial equipment and (b) Old NationsRent has leased from the Seller such construction and industrial equipment pursuant to the Rental Agreement dated as of March 26, 2003 (the "Rental Agreement") between the Seller and Old NationsRent, a copy of which Rental Agreement is attached hereto as Exhibit A;

           WHEREAS, pursuant to the First Amended Joint Plan of Reorganization of NationsRent, Inc. and Its Debtor Subsidiaries dated February 7, 2003 filed jointly by Old NationsRent and its subsidiaries with the Bankruptcy Court on February 11, 2003, as modified by order of the Bankruptcy Court from time to time and confirmed by the Bankruptcy Court on May 14, 2003 (as so modified and confirmed, the "Plan"), Old NationsRent has merged with and into NationsRent;

           WHEREAS, the Plan contemplates that the Buyers will purchase such construction and industrial equipment from the Seller in connection with the consummation of the Plan;

           WHEREAS, (a) the Seller desires to sell to the Buyers, and the Buyers desire to purchase from the Seller, all of the assets of the Seller listed on Schedule I (the "Assets"), and (b) the Seller desires to assign to the Buyers, and Buyers desire to assume from the Seller, all of the liabilities of the Seller associated with the Assets (the "Assumed Liabilities"), in each case on the terms and subject to the conditions set forth herein; and

           WHEREAS, the Seller and NationsRent desire to terminate the Rental Agreement contemporaneously with the closing of the purchase and sale of the Assets contemplated hereby (the "Closing");

           NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

1. Definitions; Certain Rules of Construction. Certain capitalized terms are used in this Agreement with the specific meanings set forth below in this Section 1. Except as otherwise explicitly specified to the contrary or unless the context clearly requires otherwise, (a) the capitalized term "Section" refers to sections of this Agreement, (b) the capitalized term "Schedule" refers to schedules to this Agreement, (c) the capitalized term "Exhibit" refers to exhibits to this Agreement, (d) references to a particular Section include all subsections thereof, (e) the word "including" shall be construed as "including without limitation", (f) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulations or rules, in each case as from time to time in effect, and (g) references to a particular Person include such Person's successors and assigns to the extent not prohibited by this Agreement.

           "Agreement" means this Asset Purchase Agreement as from time to time amended, modified and in effect.

           "Assets" is defined in the recitals to this Agreement.

           "Assumed Liabilities" is defined in the recitals to this Agreement.

           "Bankruptcy Court" is defined in the recitals to this Agreement.

           "Buyer Indemnified Party" is defined in Section 6.1.

           "Buyers" is defined in the preamble to this Agreement.

           "Closing" is defined in the recitals to this Agreement.

           "Closing Date" means the date on which the Closing occurs.

           "Final Approval Date" means, with respect to any Unfunded Inventory Sale and Settlement Agreement, the later of; (a) the date on which an order of the Bankruptcy Court approving such Unfunded Inventory Sale and Settlement Agreement and the transactions contemplated thereby becomes final and nonappealable; and (b) the date on which the Transferor (as defined in such Unfunded Inventory Sale and Settlement Agreement) satisfies all of the conditions precedent that (i) are contained in such Unfunded Inventory Sale and Settlement Agreement and (ii) are applicable to such Transferor.

           "Inventory Sale and Settlement Agreement" is defined in Section 2.3(d).

           "Joint Notice of Assignment" is defined in Section 2.3(d).

           "Lien" means any lien, encumbrance, mortgage, pledge, charge or security interest of any kind upon any Asset to the extent that such lien, encumbrance, mortgage, pledge, charge or security interest (a) was created by any action of the Seller and (b) does not relate to any Inventory Sale and Settlement Agreement.

           "NationsRent" is defined in the preamble to this Agreement.

           "Old NationsRent" is defined in the recitals to this Agreement.

           "Person" means any present or future natural person or any corporation, association, partnership, joint venture, limited liability, joint stock or other company, business trust, trust, organization, business or government or any governmental agency or political subdivision thereof.

           "Plan" is defined in the recitals to this Agreement.

           "Purchase Price" is defined in Section 2.2.

           "Rental Agreement" is defined in the recitals to this Agreement.

           "Seller" is defined in the preamble to this Agreement.

           "Seller Indemnified Party" is defined in Section 6.2.

           "Unfunded Inventory Sale and Settlement Agreement" means each Inventory Sale and Settlement Agreement (a) which is included in the Assets and (b) under which the Cash Payment (as defined in such Inventory Sale and Settlement Agreement) or any other amount owing to the Transferor (as defined in such Inventory Sale and Settlement Agreement) has not been funded by the Seller to such Transferor prior to the Closing.

2. Sale and Purchase of Assets.

           2.1. Sale and Purchase. On the terms and subject to the conditions hereof, the Seller hereby agrees to sell and assign to each Buyer, free and clear of all Liens, all of the Seller's right, title and interest in and to the Assets specified under the name of such Buyer on Schedule I, and such Buyer agrees to purchase all such Assets. Each Buyer further agrees to assume, satisfy or perform all Assumed Liabilities arising in connection with the Assets purchased by such Buyer pursuant to this Agreement.

           2.2. Purchase Price. The aggregate purchase price to be paid by the Buyers to the Seller in exchange for the Assets is $25,613,793.33 (the "Purchase Price"). The Buyers hereby agree to pay, or cause to be paid, to the Seller at the Closing the Purchase Price by wire transfer of immediately available funds. The parties agree that, within 30 days after the Closing Date, the parties will, to the extent necessary, adjust the Purchase Price to reflect the calculation thereof in accordance with principles set forth in paragraph C of annex A of the Term Sheet Regarding Equipment Settlement Program dated as of December 23, 2002 the Seller and Old NationsRent. If:

(a) the parties agree to increase the Purchase Price pursuant to the immediately preceding sentence, then the Buyers promptly will pay, or cause to be paid, to the Seller the amount of such increase by wire transfer of immediately available funds; and

(b) the parties agree to decrease the Purchase Price pursuant to the immediately preceding sentence, then the Seller promptly will pay, or cause to be paid, to NationsRent the amount of such decrease by wire transfer of immediately available funds.

           2.3. Closing. The Closing shall take place at such place and on the Effective Date (as defined in the Plan). At the Closing:

(a) the Buyers shall pay, or cause to be paid, to the Seller the Purchase Price by wire transfer of immediately available funds;

(b) the Seller shall execute and deliver to each Buyer a bill of sale and conveyance with respect to the Assets specified under the name of such Buyer on Schedule I, which bill of sale and conveyance shall be in substantially the form of Exhibit B;

(c) the Seller shall execute and deliver to each Buyer, and each Buyer shall execute and deliver to the Seller, an assignment and assumption agreement in substantially the form of Exhibit C; and

(d) the Seller shall execute and deliver to each Buyer, and each Buyer shall execute and deliver to the Seller, a joint notice of assignment in substantially the form of Exhibit D (each a "Joint Notice of Assignment") with respect to each Inventory Sale and Settlement Agreement (each, an "Inventory Sale and Settlement Agreement") which is included in the Assets to be purchased by such Buyer hereunder.

           2.4. No Recourse. The parties acknowledge and agree that each Buyer (a) is purchasing the Assets specified under the name of such Buyer on Schedule I (i) "as is, where is" on the Closing Date with "all faults" as of the Closing Date and (ii) without recourse, representation or warranty of any kind whatsoever, except for the representations and warranties of the Seller contained in this Agreement, and (b) is relying on its own examination of the condition of such Assets as of the Closing Date. Without limiting the generality of the foregoing, each Buyer expressly releases the Seller from, and acknowledges and agrees that the Seller expressly disclaims, (A) any warranties of merchantability, suitability or fitness for any particular purpose with respect to the Assets or any part thereof, or as to the workmanship thereof or the absence of any defects therein, whether latent or patent, and (B) any representation or warranty regarding the location or condition of any of the Assets, including whether any of the Assets have been lost, stolen or damaged.

3. Representations and Warranties.

           3.1. Representations and Warranties of Seller. The Seller hereby represents and warrants to each Buyer as follows:

(a) the Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder;

(b) the execution, delivery and performance by the Seller of this Agreement. and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary limited liability company action required on the part of the Seller;

(c) this Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights and by general equitable principles; and

(d) to the extent that the Seller obtained good and valid title to the Assets at the time the Seller acquired the Assets, the Seller has (i) good and valid title to the Assets free and clear of all Liens and (ii) the power to sell the Assets free and clear of all Liens.

           3.2. Representations and Warranties of Buyers. The Buyers hereby jointly and severally represent and warrant to the Seller as follows:

(a) each Buyer is a corporation or limited partnership, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate or limited partnership power and authority to enter into this Agreement and to perform its obligations hereunder;

(b) the execution, delivery and performance by each Buyer, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate or limited partnership action required on the part of each Buyer;

(c) this Agreement constitutes the legal, valid and binding obligation of each Buyer, enforceable against each Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights and by general equitable principles; and

(d) each Buyer understands that such Buyer (i) is purchasing the Assets specified under the name of such Buyer on Schedule I (A) "as is, where is" on the Closing Date with "all faults" as of the Closing Date and (B) without recourse, representation or warranty of any kind whatsoever, except for the representations and warranties of the Seller contained in this Agreement, (ii) is relying on its own examination of the condition of such Assets as of the Closing Date and (iii) is assuming all of the Assumed Liabilities.

4. Conditions to Sale and Purchase of Assets.

           4.1. Conditions to Obligations of Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

(a) all representations and warranties of the Buyers contained in this Agreement shall be true and correct as of the Closing, and the consummation of the purchase by the Buyers of the Assets hereunder shall constitute a reaffirmation by the Buyers that all the representations and warranties of the Buyers contained in this Agreement are true and correct as of the Closing;

(b) the Buyers shall have satisfied all of their respective obligations under Section 2.3;

(c) contemporaneously with the Closing, each Buyer shall deliver to the Transferor (as defined in the applicable Inventory Sale and Settlement Agreement) under each Inventory Sale and Settlement Agreement included in the Assets to be purchased by such Buyer hereunder, a Joint Notice of Assignment;

(d) all necessary consents, approvals and authorizations of any governmental or administrative agency or any other Person of any of the transactions contemplated hereby shall have been obtained and shall be in full force and effect; and

(e) the Seller shad have received copies of all documents which the Seller may have reasonably requested from the Buyers in connection with the transactions contemplated by this Agreement, such documents where appropriate to be certified by proper corporate, limited partnership or governmental authorities.

           4.2. Conditions to Obligations of Buyers. The obligation of the Buyers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

(a) all representations and warranties of the Seller contained in this Agreement shall be true and correct as of the Closing, and the consummation of the sale by the Seller of the Assets hereunder shall constitute a reaffirmation by the Seller that all the representations and warranties of the Seller contained in this Agreement are true and correct as of the Closing;

(b) the Seller shall have satisfied all of its obligations under Section 2.3; and

(c) the Buyers shall have received copies of all documents which the Buyers may have reasonably requested from the Seller in connection with the transactions contemplated by this Agreement, such documents where appropriate to be certified by proper limited liability company or governmental authorities.

5. Covenants.

           5.1. Payments Under Unfunded Inventory Sale and Settlement Agreements. On the Final Approval Date with respect to each Unfunded Inventory Sale and Settlement Agreement included in the Assets to be purchased by any Buyer hereunder, such Buyer shall indefeasibly pay to the Transferor (as defined in such Unfunded Inventory Sale and Settlement Agreement) under such Unfunded Inventory Sale and Settlement Agreement, the Cash Payment (as defined in such Unfunded Inventory Sale and Settlement Agreement) and all other amounts owing to such Transferor under such Unfunded Inventory Sale and Settlement Agreement.

           5.2. Termination of Rental Agreement. The Seller and NationsRent agree that, effective as of the Closing, the Rental Agreement is hereby terminated and shall be of no further force or effect, except to the extent that any provisions contained therein are stated to survive the termination thereof or the payment in full of Old NationsRent's obligations thereunder.

6. Taxes; Expenses; and Indemnification.

           6.1. Taxes. All sales, transfer and other taxes incurred in connection with the transfer of the Assets shall be paid by the Buyers when due, and the Buyers will, at their own expense, file all necessary tax returns and other documentation with respect to such sales, transfer and other taxes.

           6.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Buyers will pay:

(a) all reasonable expenses of the Seller (including reasonable fees and disbursements of the counsel to the Seller) in connection with the sale of the Assets, including the negotiation, preparation, execution and duplication of this Agreement, the transactions contemplated hereby and amendments, waivers, consents and other operations hereunder; and

(b) all other reasonable expenses incurred by the Seller in connection with the enforcement of any rights hereunder or any settlement negotiations relating to this Agreement, including costs of collection and reasonable attorneys' fees and expenses.

           6.3. Indemnification by Seller. The Seller hereby covenants and agrees that it shall indemnify, defend, protect and hold harmless the Buyers and their respective managers, officers, members, employees, agents, representatives and affiliates (each, a "Buyer Indemnified Party") at all times on and after the date of this Agreement from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including attorneys' fees and expenses of investigation) incurred by such Buyer Indemnified Party as a result of or incident to: (a) any breach of any representation of warranty of the Seller contained in this Agreement or any document delivered in connection herewith; (b) any misrepresentation by the Seller in connection with this Agreement or the transactions contemplated hereby; and (c) any breach or nonfulfillment by the Seller of, or noncompliance by the Seller with, any covenant, agreement or obligation contained in this Agreement or any document delivered in connection herewith.

           6.4. Indemnification by Buyers. The Buyers hereby covenant and agree that they shall jointly and severally indemnify, defend, protect and hold harmless the Seller and its managers, officers, members, employees, agents, representatives and affiliates (each, a "Seller Indemnified Party") at all times on and after the date of this Agreement from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including attorneys' fees and expenses of investigation) incurred by such Seller Indemnified Party as a result of or incident to: (a) any breach of any representation of warranty of any Buyer contained in this Agreement or any document delivered in connection herewith; (b) any misrepresentation by any Buyer in connection with this Agreement or the transactions contemplated hereby; (c) any breach or nonfulfillment by any Buyer of, or noncompliance by any Buyer with, any covenant, agreement or obligation contained in this Agreement or any document delivered in connection herewith; (d) the operation of the Assets; (e) any loss, theft or destruction of, or damage to, any Asset unless such loss, theft, destruction or damage resulted from the gross negligence, willful misconduct or fraud of the Seller; and (f) any obligation, liability or claim associated with the Assets.

7. General Provisions.

           7.1. Waiver of Bulk Sales Laws. Each of the parties hereby waives compliance by the other parties with each so-called "bulk sales law" and other similar law in any jurisdiction in respect of the transactions contemplated by this Agreement.

           7.2. Further Assurances. Each party hereto agrees to execute and deliver such other instruments and documents and to take such other actions as any other party hereto may reasonably request in order to carry out the transactions contemplated by this Agreement.

           7.3. Notices. Any notice required to be given pursuant to this Agreement shall be given in writing. Any notice, consent, approval, demand or other communication in connection with this Agreement shall be deemed to be given if given in writing (including by telecopy) addressed as provided below (or to the addressee at such other address as the addressee shall have specified by notice actually received by the addressor), and if either (a) actually delivered in fully legible form to such address or (b) in the case of a letter, five days shall have elapsed after the same shall have been deposited in the United States mails, with first-class postage prepaid and registered or certified.

           If to the Seller, to it at:

Boston Rental Partners, LLC c/o The Baupost Group, L.L.C. 10 St. James Avenue, Suite 2000 Boston, MA 02116 Attention: Messrs. Thomas W. Blumenthal and James F. Mooney Facsimile: (617) 451-7333

           with a copy to:

Ropes & Gray LLP One International Place Boston, MA 02110-2624 Attention: Collin J. Beecroft, Esq. Facsimile: (617) 951-7050

           If to the Buyer, to it at:

NationsRent, Inc. 450 East Las Olas Boulevard, 14th Floor Ft. Lauderdale, FL 33301 Attention: General Counsel Facsimile: (954) 759-6992

           with a copy to:

Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, NY 10038-4982 Attention: Mark A. Rosenbaum, Esq. Facsimile: (212) 806-6006

           7.4. Course of Dealing; No Implied Waivers; Amendments. No course of dealing between the Seller, on one hand, and any Buyer, on the other hand, shall operate as a waiver of any party's rights under this Agreement. In particular, no delay or omission on the part of any party in exercising any right under this Agreement shall operate as a waiver of such right or any other right hereunder. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No waiver, consent or amendment with respect to this Agreement shall be binding unless it is in writing and signed by the Seller and the Buyers.

           7.5. Binding Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party shall assign, convey, mortgage, pledge, encumber or otherwise transfer all or any part of its interest under this Agreement, without the prior written consent of the other parties, which consent may be withheld by any party in such party's sole and absolute discretion.

           7.6. Venue; Service of Process; Certain Waivers. Each of the Seller and the Buyers:

(a) irrevocably submits to the nonexclusive jurisdiction of the state courts of The Commonwealth of Massachusetts and to the nonexclusive jurisdiction of the United States District Court for the District of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof;

(b) waives to the extent not prohibited by applicable law that cannot be waived, and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such court; and

(c) consents to service of process in any such proceeding in any manner at the time permitted by Chapter 223A of the General Laws of The Commonwealth of Massachusetts and agrees that service of process by registered or certified mail, return receipt requested, at its address specified in or pursuant to Section 7.3 is reasonably calculated to give actual notice.

           7.7. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE SELLER AND THE BUYERS WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONDUCT OF THE PARTIES HERETO, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. Each Buyer acknowledges that it has been informed by the Seller that the foregoing sentence constitutes a material inducement upon which the Seller has relied and will rely in entering into this Agreement. The Seller or any Buyer may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the Seller and the Buyers to the waiver of their rights to trial by jury.

           7.8. Interpretation; Governing Law; etc. Time is (and shall be) of the essence in this Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement or any document delivered in connection herewith shall be deemed to have been relied on by the other parties, notwithstanding any investigation made by any other party on its behalf, and shall survive the execution and delivery hereof and thereof. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all current and prior agreements and understandings, whether written or oral, with respect to such subject matter. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, and any invalid or unenforceable provision shall be modified so as to be enforced to the maximum extent of its validity or enforceability. This Agreement may be executed in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties and their respective successors and assigns. This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of The Commonwealth of Massachusetts.

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           IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered by its duly authorized officer as an agreement under seal as of the date first above written.

SELLER:	BOSTON RENTAL PARTNERS, LLC By: THE BAUPOST GROUP, L.L.C. its Manager By Name: Thomas W. Blumenthal Title: Managing Director

BUYERS:	NATIONSRENT, INC. By Title: NATIONSRENT USA, INC By Title: NATIONSRENT WEST, INC. By Title: BDK EQUIPMENT COMPANY, INC. By Title: NATIONSRENT OF TEXAS, L.P. By Title:

Exhibit A

RENTAL AGREEMENT

          THIS RENTAL AGREEMENT, dated as of March 26, 2003 (this "Agreement"), is by and between Boston Rental Partners LLC, a Delaware limited liability company with its principal place of business at 155 Otis Street Northboro, MA 01532 ("Boston Rental") and NationsRent Inc., a Delaware corporation with its principal place of business at 450 E. Las Olas, Ft. Lauderdale, FL 33301 ("NationsRent", with Boston Rental and NationsRent being collectively referred to as the "Parties"). Initially capitalized terms used and not defined in this Agreement have the meanings ascribed to them in the Term Sheet (as defined below).

          WHEREAS, Boston Rental is the owner of, or is leasing, certain equipment and is willing to rent or sub-rent the same to NationsRent on the terms and conditions hereinafter set forth for rental by NationsRent to its customers in the ordinary and normal course of its business;

          WHEREAS, in accordance with the Term Sheet Regarding Settlement Program which was approved by the Bankruptcy Court ("Term Sheet"), the parties are entering into this Agreement, which shall serve as a "Rental Contract" as described in Section IV. C. of the Term Sheet;

          NOW THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Rent

During the Term for a given item of Equipment, Boston Rental agrees to rent to NationsRent, and NationsRent agrees to rent from Boston Rental, subject to the terms of this Agreement, the items of equipment (together with all accessories, attachments, and replacements thereto) identified in various schedules, the form of which will be substantially as set forth in Exhibit A hereto (each, a "Schedule") (collectively, the "Equipment" and, individually, each an "item of Equipment"). Each Schedule must be signed by the Parties and incorporate this Agreement by reference. As used herein, the term "Term Commencement Date" with respect to each item of Equipment covered by this Agreement shall be as set forth on Exhibit A hereto. NationsRent is responsible for all costs of loading, packing, transportation, shipping and freight with respect to the Equipment. From and after the Term Commencement Date, during the Term and until the Equipment is returned to Boston Rental, NationsRent agrees that all risk of loss of the Equipment shall be on NationsRent.

2.	Term

This Agreement shall commence upon execution by the parties and shall remain in effect so long as any item of Equipment remains on rent to NationsRent. The initial rent term for each item of Equipment shall commence on the Term Commencement Date and shall continue until the first anniversary of said Term Commencement Date (the "Initial Rent Term"). Upon the expiration of the Initial Rent Term for a given item of Equipment, the Initial Rent Term for such item of Equipment shall thereafter be automatically renewed on a month-to-month basis for successive one month periods (with each such monthly period being referred to as a "Renewal Term"; and with the Initial Rent Term and each Renewal Term for a given item of Equipment being referred to as the "Term" for such item of Equipment) unless: (i) either Party gives the other at least thirty (30) days advance written notice of its intent to terminate the Term for a given item of Equipment, in which case, subject to Sections 6, 8 and 10 hereof, the Term for such item of Equipment will terminate on the thirtieth day after the date of such termination notice; or (ii) this Agreement is terminated in accordance with Section 8; provided, however, that, if NationsRent elects to terminate the Agreement as to any given item of Equipment that is being returned to Boston Rental, NationsRent will pay to Boston Rental a return fee equal to 5% of the Acquisition Cost (as defined in the Term Sheet) of such item of Equipment (as reasonably determined by Boston Rental in accordance with the Term Sheet).

3.	Rent Payments

For each item of Equipment, NationsRent shall pay the monthly rental payment specified in Exhibit A hereto (each, a "Monthly Rent Payment"). Boston Rental shall invoice NationsRent on the "Rent Commencement Date" as set forth on Exhibit A hereto and thereafter on a monthly basis for each Monthly Rent Payment. NationsRent agrees to pay all invoices issued by Boston Rental in accordance with the terms thereof, which terms, if related to an item of Equipment rented by Boston Rental, reasonably reflect the terms upon which Boston Rental is renting such item; provided, however, that to the extent that any provision of any such invoice conflicts with any of the provisions of this Agreement, the provisions of this Agreement will control. Boston Rental shall also invoice NationsRent on a monthly basis for (i) such additional Monthly Rent Payments as are permitted by Section 10 hereof; (ii) up to three percent (3.0%) of any other Acquisition Costs (as defined in the Term Sheet) not set forth on Exhibit A hereto related to any given item of Equipment, but without duplication to any Acquisition Costs paid by NationsRent under this Agreement or any similar rental agreement with Boston Rental; and (iii) any other amounts due and payable under this Agreement. To the extent that NationsRent does not pay any Monthly Rental Payment or any other amount due under this Agreement when due and owing, NationsRent agrees to pay Boston Rental 1.5% per month interest on such delinquent amounts, but not to exceed, however, the maximum permitted by applicable law.

4.	Title and Ownership

The Equipment shall remain at all times during the Term of this Agreement and thereafter the sole and exclusive property of Boston Rental. NationsRent shall execute such documents and undertake such action as Boston Rental may reasonably request to protect, verify, reflect and assure Boston Rental's title to and ownership of the Equipment. NationsRent agrees that:

a)	it shall not, by either act or omission, in any way adversely affect Boston Rental's title to and ownership of the Equipment;

b)	it shall not allow any lien or encumbrance to be placed against the Equipment (other than mechanics' liens and materialmen's liens, for which NationsRent shall have a 30 day cure period to have released); provided, however, that NationsRent's leasehold interest and its rights under this Agreement may be subject to a lien in connection with the Credit Agreement; and

c)	it shall indemnify and hold Boston Rental harmless from and against any claim, demand, or loss which may affect Boston Rental's title to and ownership of the Equipment.

"Credit Agreement" means (i) that certain Amended and Restated Debtor In Possession Revolving Credit Agreement, dated as of December 31, 2002 (the "DIP"), by and among NationsRent, its subsidiaries party thereto, General Electric Capital Corporation, as administrative agent, syndication agent, and co-agent, and the other institutions party thereto; and (ii) any and all related amendments, amendment and restatements, waivers, consents, increases, refinancings or successor financings (including, without limitation, any so-called "exit financings" or subsequent financings), in each case, regardless of whether such Credit Agreement is with the same or different lenders, regardless of whether the aggregate principal amount outstanding under such Credit Agreement is greater than the maximum amount permitted under the DIP, and regardless of whether the maturity date of such Credit Agreement is greater than the maturity date with respect to the DIP.

5.	Use of the Equipment

NationsRent shall be entitled to sub-rent the Equipment to others. However, in so doing, NationsRent shall:

a)	upon the request of Boston Rental, advise Boston Rental of the location of the Equipment and of the identity of the user/sub-renter of the Equipment;

b)	upon the request of Boston Rental, make available to Boston Rental for inspection during regular business hours and upon reasonable notice the originals or certified copies of any and all Rental Agreements (as defined below) which NationsRent may enter into with any user/sub-renter of the Equipment;

c)	as soon as practicable advise Boston Rental of any material loss or damage to any item of Equipment;

d)	not allow any user or any other individual or entity to make any alteration, modification or change to the Equipment, without the prior written consent of Boston Rental;

e)	permit the Equipment to be operated only by competent and trained operators and require at all times the Equipment to be operated in accordance with the applicable manuals and instructions; and

f)	without the prior written consent of Boston Rental, not enter into any Rental Agreements (as defined below) whereby any user/sub-renter is granted or deemed to acquire a purchase option, a right to purchase or any right or interest in any item of Equipment, except the right to use such item of Equipment under said Rental Agreements (as defined below).

NationsRent shall be entitled to sublease or rent any or all items of Equipment to unrelated third-parties in the ordinary course of its business (it being understood and acknowledged by Boston Rental that NationsRent's primary business is the leasing and rental of equipment, including the items of Equipment, to unrelated third-parties) pursuant to a rental agreement (the "Rental Agreement"); provided, however, that each such Rental Agreement must contain language in substantially in the form set forth on Exhibit B hereto. Accordingly, the rights of any sub-renter shall be subject to and subordinate to all the terms of this Agreement, and to the interest of Boston Rental thereunder in the Equipment, including the covenants set forth in Section 6 and Boston Rental's rights set forth in Sections 8 and 9. No Rental Agreement shall permit the sub-renter to take any action not permitted to be taken by NationsRent under this Agreement in respect of the Equipment.

6.	Responsibility of NationsRent

NationsRent shall, during the Term of this Agreement, be solely and absolutely responsible to Boston Rental for any loss, theft, destruction or damage to the Equipment. By reason of such, NationsRent agrees that:

a)	it will (i) insure each item of Equipment with such insurer or insurers, for such amounts, and in accordance with such terms as are consistent with NationsRent's normal and ordinary practices; (ii) name Boston Rental as an additional insured on NationsRent liability insurance; (iii) deliver to Boston Rental prior to the Rent Commencement Date, and upon any renewals or changes to such insurance, certificates of insurance naming Boston Rental as a loss payee or an additional insured, as the case may be, under such insurance policies; and (iv) reimburse Boston Rental for the premiums (in an amount not to exceed $50,000 per year) related to any additional insurance with respect to the Equipment for periods during the Term in the amount specified as the "Loss Value" on Exhibit A for each item of Equipment;

b)	in the event of damage to any item of Equipment which can be repaired, NationsRent shall be responsible for repairing the same and for all costs and expenses relating thereto and there shall be no waiver or reduction of NationsRent's obligation to pay to Boston Rental the Monthly Rent Payments under Section 3 hereof during the period such item of Equipment is damaged;

c)	in the event of the damage to any item of Equipment which is damaged beyond repair, the loss of any item of Equipment, or the sale of any item of Equipment, NationsRent shall pay to Boston Rental the sum of (i) the amount specified as the "Loss Value" on Exhibit A; plus (ii) any unpaid other Acquisition Costs (as defined in the Term Sheet) with respect to such item of Equipment (as reasonably determined by Boston Rental in accordance with the Term Sheet); minus (iii) any Monthly Rental Payments made by NationsRent with respect to such item of Equipment within thirty (30) days of the occurrence of such damage, loss or sale. Upon such payment and the payment of any other amounts due with respect to that item of Equipment, the Term of this Agreement with respect to that item of Equipment shall terminate, and good and marketable title to such item of Equipment will be deemed automatically transferred by Boston Rental to NationsRent free and clear of all liens caused by Boston Rental;

d)	keep and maintain the Equipment in good and operable condition; including but not limited to the following NationsRent responsibilities:

Maintenance: NationsRent shall be responsible for any and all maintenance as defined in the applicable ANSI standard and as required by the manufacturer of the Equipment.

Inspections: NationsRent shall be responsible for all frequent, annual, and pre-delivery inspections as defined in the applicable ANSI standard and as required by the manufacturer of the Equipment.

Bulletins: NationsRent agrees to perform all future safety and service bulletins of which it is made aware by the manufacturer of the Equipment, by Boston Rental, or by any other source.

Training: NationsRent shall provide all operator training as required in the applicable ANSI standard.

Manuals: NationsRent agrees to keep all operators and maintenance manuals and the applicable ANSI Manual of Responsibilities with the Equipment.

Records Retention: NationsRent agrees to retain all Equipment records, including all inspections, maintenance, and service.

Modifications: NationsRent agrees that any alterations, modifications or changes shall not be done without prior written permission from the original manufacturer.

Replacement Parts: NationsRent agrees that all replacement parts required must be identical or equivalent to the original Equipment parts.

Notification of Incidents: NationsRent agrees that it will as soon as practicable report to Boston Rental's Product Safety & Reliability Department all incidents involving the Equipment which come to its attention and which result in personal injury or substantial property damage. NationsRent shall investigate such incidents and defend any claims resulting therefrom; NationsRent shall provide a Boston Rental representative with a report of such investigation.

All parts that NationsRent replaces and any alterations or additions that NationsRent makes to the Equipment shall become Boston Rental's property.

e)	NationsRent shall use, maintain and operate the Equipment lawfully and exclusively in connection with its business operations and for the purpose for which the Equipment was designed and intended. NationsRent acknowledges and agrees that all Equipment is rented for business purposes only, and, except in the ordinary and normal course of business, not for personal, family or household use by NationsRent or its employees or affiliates. NationsRent shall take any necessary actions to preserve all of NationsRent's and Boston Rental's rights under any applicable warranties. Upon the request of Boston Rental, NationsRent shall advise Boston Rental of the location of the Equipment. No item of Equipment shall be taken by NationsRent, or permitted by NationsRent to be taken, outside of the United States of America.

f)	NationsRent further agrees it shall indemnify and hold Boston Rental and its affiliates harmless from and against any claim, demand, expense, costs, damages or loss including attorneys' fees resulting from injury or damage (including, without limitation, personal injury or death) resulting from the use of the Equipment or in any way connected with the breach by NationsRent of any term of this Agreement or by NationsRent's failure to fully and timely perform all obligations imposed by the Agreement.

g)	NationsRent shall reimburse Boston Rental for, and shall indemnify and hold Boston Rental harmless from and against (on an after-tax basis), all taxes (including, but not limited to, use, sales and personal property taxes), fees, permits and the like, together with any penalties, fines or interest thereon, which may be levied, imposed or assessed at any time on any person or entity by reason of the delivery, ownership, possession, operation, maintenance, use, leasing or subleasing of the Equipment or otherwise arising by reason of this Agreement, excluding, however, taxes based on or measured by the net income of Boston Rental.

7.	Condition of the Equipment

NationsRent acknowledges that the Equipment may be either new or used equipment. BOSTON RENTAL MAKES NO WARRANTY AS TO THE EQUIPMENT AND FURTHER BOSTON RENTAL DOES HEREBY DISCLAIM ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IT IS HEREBY ACKNOWLEDGED AND AGREED THAT THE EQUIPMENT IS RENTED "AS IS."

If Boston Rental receives from a provider of Equipment to it any warranty (express or implied) as to an item of Equipment, then a limited right to such warranty rights during the Term of such item of Equipment shall be deemed included in the rental of such item of Equipment by Boston Rental to NationsRent, to the extent not prohibited by the acquisition agreement between Boston Rental and such Equipment provider.

8.	Termination of Agreement

Boston Rental shall have the right to immediately and without notice terminate this Agreement and the rent terms of the Equipment upon the occurrence of any of the following events:

a)	if NationsRent fails to make any payment due under this Agreement within fifteen (15) days of the applicable due date;

b)	if NationsRent fails to timely and completely perform any provision of this Agreement, which failure remains uncured for a period of 30 days following Boston Rental's notice to NationsRent of the same;

c)	the failure of NationsRent to pay when due (after giving effect to any grace or required notices) any amounts due to Boston Rental under any other rental agreement between Boston Rental and NationsRent that is entered into pursuant to the Term Sheet;

d)	if an event of default occurs under the Credit Agreement and the indebtedness thereunder is accelerated.

9.	Effect of Termination

As and to the extent this Agreement is terminated pursuant to Section 8 of this Agreement, Boston Rental may, in its sole discretion, do any one or more of the following:

a)	demand that NationsRent return the Equipment to Boston Rental in accordance with Section 10 hereof;

b)	enter upon the premises where the Equipment is located and take immediate possession of and remove the same, all without liability to Boston Rental or its agents for such entry;

c)	exercise any other right or remedy which may be available to it under the Uniform Commercial Code or any other applicable law or proceed by appropriate court action to enforce the terms or to recover damages for the breach hereof or to rescind this Agreement as to any or all Equipment.

In addition, NationsRent shall be liable for all reasonable legal fees and other costs and expenses resulting from the termination or the exercise of Boston Rental's remedies, including placing any item of Equipment in the condition required by Section 10 hereof. No remedy referred to in this Section is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Boston Rental at law or in equity. To the extent permitted by applicable law, NationsRent hereby waives any rights now or hereafter conferred by statute or otherwise which may otherwise limit or modify any of Boston Rental's rights or remedies under this Section, or which may require any notice by Boston Rental to NationsRent of the taking of any action or exercising any rights (or intending to take any action or to exercise any rights) granted or permitted hereunder. Termination of this Agreement shall not affect or alter NationsRent's obligations under Sections 3, 4, 5, 6, 7, 9, 10 and 12 of this Agreement, which Sections the parties agree shall survive termination of this Agreement.

10.	Return of Equipment

Upon termination of this Agreement as to any item of Equipment pursuant to Sections 2 or 8, NationsRent shall immediately, at its own cost and expense, return the Equipment to a location designated by Boston Rental within the Continental United States of America. The Equipment so returned shall be in good and operable condition and in the same condition as at the commencement of the Initial Rent Term, normal wear and tear excepted (normal wear and tear shall be based on an eight (8) hour day, a five (5) day week, and a twenty (20) day month, unless NationsRent paid all Excess Use Payments in which case normal wear and tear shall be based on the actual periods of use). NationsRent shall notify Boston Rental of any use in excess of such basis, with NationsRent to pay for such excess use at the rate of 150% of the Monthly Rent Payment specified in Exhibit A pro-rated for the applicable period of such excess use ("Excess Use Payments"). The receipt by Boston Rental of the return of any item of Equipment shall not relieve NationsRent of its obligations to make: (i) the Monthly Rent Payments due under Section 3 and any Excess Use Payments under this Section 10 as to such item of Equipment for the rent term prior to such return to Boston Rental and (ii) such additional Monthly Rent Payments subsequent to such return to Boston Rental for the period required to effect any repairs or service to place the item of Equipment in the condition required by this sentence. NationsRent shall pay to Boston Rental an amount equal to the costs and expenses incurred by Boston Rental in so placing any such item of Equipment in the condition required by the preceding sentence. In all instances where NationsRent is returning the Equipment to Boston Rental, NationsRent shall give Boston Rental written notice thereof and such notice shall be delivered to Boston Rental by NationsRent at least 30 days prior to the expected date of return by NationsRent. The Term of this Agreement with respect to an item of Equipment to be returned pursuant to this Section shall continue until that item of Equipment is returned and placed in the condition required by this Section, and all other provisions of this Agreement shall continue to apply.

11.	Right to Inspect and Performance of NationsRent's Obligations

Boston Rental shall have the right, during regular business hours and upon reasonable advanced written notice, to enter upon the premises of NationsRent (or any of its affiliated companies) or the premises of third parties to inspect the Equipment and applicable inspection, operating, maintenance and repair records related to the Equipment to assure that NationsRent has complied with and is complying with the terms of this Agreement. If NationsRent fails to perform any of its obligations hereunder, Boston Rental may perform any act or make any payment that Boston Rental deems reasonably necessary for the maintenance and preservation of the Equipment and Boston Rental's interests therein; provided, however, that the performance of any act or payment by Boston Rental shall not be deemed a waiver of, or re-rent from, the obligation at issue. All sums so paid by Boston Rental, together with expenses (including reasonable legal fees and costs) incurred by Boston Rental in connection therewith, shall be paid to Boston Rental by NationsRent immediately upon demand, as additional rent for the Equipment.

12.	General Provisions

a)	This Agreement shall be interpreted in accordance with and governed by the laws of the State of New York. BOSTON RENTAL AND NATIONSRENT CONSENT TO THE JURISDICTION OF THE BANKRUPTCY COURT, AND WAIVE ANY OBJECTION RELATING TO IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT.

b)	If any provision of this Agreement is prohibited by or declared invalid, illegal or unenforceable under the laws of any state or other jurisdiction, this Agreement shall be considered divisible as to such provision and all other provisions of this Agreement shall remain in full force and effect.

c)	This Agreement shall be binding upon, and shall inure to the benefit of the parties and their respective heirs, successors and assignees; provided, however, that, except as otherwise provided in this Agreement, NationsRent's rights and obligations hereunder cannot be assigned, in whole or in part, directly or indirectly, by NationsRent, by operation of law or otherwise, to any person or entity without the prior written consent of Boston Rental, which consent may be withheld in its sole and absolute discretion. Boston Rental shall have the right to assign, sell and/or transfer this Agreement, the Equipment and any interest or part thereof, provided that any such assignment, sale and/or transfer shall be made subject to the rights of NationsRent hereunder. Any such assignment, sale and/or transfer to an affiliate of Boston Rental may be made without the consent of NationsRent; any such assignment, sale and/or transfer to a party that is not an affiliate of Boston Rental may be made with the prior written consent of NationsRent, which consent shall not be unreasonably withheld.

d)	This Agreement (and the Term Sheet and the Bankruptcy Court order approving the Term Sheet) contains the entire and only agreement between Boston Rental and NationsRent with respect to the Equipment and may not be varied, modified or amended except in writing signed by an authorized representative of each party.

e)	Failure of either party at any time to require performance of any provisions of this Agreement shall not affect the right of that party to require full performance of such provision or any other provision of this Agreement at any time thereafter, and the waiver by either party of a breach of any provision shall not constitute a waiver or nullify the effectiveness of any subsequent breach of such provision or any other provision of this Agreement.

f)	All notices under this Agreement shall be in writing and shall be delivered by certified mail, postage prepaid to the addresses set forth at the beginning of this Agreement. All notices to be given to Boston Rental by NationsRent shall be sent to the attention of Bryan T. Rich, Managing Member at the address of Boston Rental. All notices to be given to NationsRent by Boston Rental shall be sent to the attention of John Scherer, Vice President and Treasurer at the address of NationsRent.

g)	This Agreement may be executed in two or more counterparts; each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The parties understand and agree that the transactions covered by this Agreement may be accomplished in reliance on the facsimile or electronically transmitted signatures of NationsRent and Boston Rental on documents. Each party authorizes the other to rely on such signatures and warrants that the same are authorized and genuine. Boston Rental and NationsRent each agrees to provide the original signatures represented by facsimile or electronically transmitted signatures to the other party promptly upon request.

h)	The following Exhibit A and Exhibit B are attached hereto, are incorporated herein and made a part hereof.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above-written.

NationsRent, Inc. By: Name: Title:	Boston Rental Partners, LLC By: Name: Title:

Exhibit B

Sublease/SubRental Agreement Language

This rental agreement/sublease/contract and all of customer's rights in and to the equipment rented/leased hereunder are subject and subordinate to any rights, title, and interests of all and any persons who have financed or leased such equipment for NationsRent, Inc., or its subsidiaries pursuant to certain agreements or instruments. Customer's rights in and to the equipment will terminate, at the option of the person(s) who financed or leased such equipment, upon the occurrence of any event of default under such agreements or instruments.

Exhibit A

[Schedules of Equipment]

Exhibit B

BILL OF SALE AND CONVEYANCE

          THIS BILL OF SALE AND CONVEYANCE is made, executed and delivered on June [__], 2003 by Boston Rental Partners, LLC, a Delaware limited liability company (the "Seller"), to [__________________], a [_____________________] (the "Buyer").

          WHEREAS, the Asset Purchase Agreement dated as of June [__], 2003 (as amended and in effect from time to time, the "Asset Purchase Agreement") among the Seller, the Buyer and certain affiliates of the Buyer provides for, among other things, the sale and transfer by the Seller to the Buyer of the Assets specified on Schedule I attached hereto (the "Specified Assets") for good and valuable consideration, and on the other terms and conditions, set forth in the Asset Purchase Agreement; and

          WHEREAS, it is the parties' intention to reflect (a) the transfer of title over the Specified Assets and (b) the assumption of the Assumed Liabilities arising in connection with the Specified Assets, by the execution and delivery of (i) this Bill of Sale and Conveyance and (ii) the Assignment and Assumption Agreement dated as of June [__], 2003 between the Seller and the Buyer, in each case at the Closing;

          NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller does hereby, effective from and after the Closing, sell, convey, assign, transfer and deliver unto the Buyer and its successors and assigns, forever, all of the Seller's right, title and interest in and to the Specified Assets (a) "as is, where is" on the Closing Date with "all faults" as of the Closing Date, (b) without recourse, representation or warranty of any kind whatsoever, except for the representations and warranties of the Seller contained in the Asset Purchase Agreement and (c) subject to (i) the Assumed Liabilities arising in connection with the Specified Assets and (ii) the terms and conditions set forth in the Asset Purchase Agreement, and otherwise free and clear of all Liens,

          TO HAVE AND TO HOLD the Specified Assets unto the Buyer, its successors and assigns, FOREVER.

          In the event that any provision of this Bill of Sale and Conveyance is construed to conflict with a provision in the Asset Purchase Agreement, the provision in the Asset Purchase Agreement shall be deemed to be controlling.

          This Bill of Sale and Conveyance shall bind and shall inure to the benefit of the parties and their respective successors and assigns.

          This Bill of Sale and Conveyance shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of The Commonwealth of Massachusetts.

          This Bill of Sale and Conveyance may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          Capitalized terms defined in the Asset Purchase Agreement and not otherwise defined herein are used herein with the meanings so defined.

[The remainder of this page is intentionally left blank.]

          IN WITNESS WHEREOF, this Bill of Sale and Conveyance has been duly executed and delivered by a duly authorized representative of the Seller as an instrument under seal on the date first above written.

BOSTON RENTAL PARTNERS, LLC By _____________________________ Manager

Schedule I

SPECIFIED ASSETS

Exhibit C

ASSIGNMENT AND ASSUMPTION AGREEMENT

           THIS ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of June [__], 2003, is between Boston Rental Partners, LLC, a Delaware limited liability company (the "Assignor"), and [__________________], a [_______________________] (the "Assignee").

          WHEREAS, the Asset Purchase Agreement dated as of June [__], 2003 (as amended and in effect from time to time, the "Asset Purchase Agreement") among the Assignor, the Assignee and certain affiliates of the Assignee provides for, among other things, the sale and transfer by the Assignor to the Assignee of the Assets specified on Schedule I attached hereto (the "Specified Assets") for good and valuable consideration, and on the other terms and conditions, set forth in the Asset Purchase Agreement;

          WHEREAS, pursuant to the Asset Purchase Agreement, the Assignee agreed to assume the Assumed Liabilities arising in connection with the Specified Assets; and

          WHEREAS, it is the parties' intention to reflect (a) the transfer of title over the Specified Assets and (b) the assumption of the Assumed Liabilities arising in connection with the Specified Assets, by the execution and delivery of (i) the Bill of Sale and Conveyance dated as of June [-], 2003 executed by the Assignor in favor of the Assignee and (ii) this Assignment and Assumption Agreement, in each case at the Closing;

          NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor and the Assignee hereby agree as follows:

          1. Effective from and after the Closing, the Assignor hereby assigns to the Assignee all of the Assignor's right, title and interest in and to the Specified Assets (a) "as is, where is" on the Closing Date with "all faults" as of the Closing Date, (b) without recourse, representation or warranty of any kind whatsoever, except for the representations and warranties of the Assignor contained in the Asset Purchase Agreement and (c) subject to (i) the Assumed Liabilities arising in connection with the Specified Assets and (ii) the terms and conditions set forth in the Asset Purchase Agreement, and otherwise free and clear of all Liens.

          2. Effective from and after the Closing, the Assignee hereby assumes the Assumed Liabilities arising in connection with the Specified Assets.

          3. In the event that any provision of this Assignment and Assumption Agreement is construed to conflict with a provision of the Asset Purchase Agreement, the provision in the Asset Purchase Agreement shall be deemed to be controlling.

          4. This Assignment and Assumption Agreement shall bind and shall inure to the benefit of the parties and their respective successors and assigns.

          5. This Assignment and Assumption Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of The Commonwealth of Massachusetts.

          6. This Assignment and Assumption Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          7. Capitalized terms defined in the Asset Purchase Agreement and not otherwise defined herein are used herein with the meanings so defined.

[The remainder of this page is intentionally left blank.]

          IN WITNESS WHEREOF, the undersigned have executed and delivered this Assignment and Assumption Agreement as an agreement under seal as of the date first above written.

BOSTON RENTAL PARTNERS, LLC By _____________________ Manager [ASSIGNEE] By ______________________ Title:

Schedule I

SPECIFIED ASSETS

Exhibit D

JOINT NOTICE OF ASSIGNMENT

June [__], 2003

[Name]
[Address]

Ladies and Gentlemen:

           Pursuant to Section 5.4 of the Inventory Sale and Settlement Agreement dated as of [________________], 2003 (as amended and in effect from time to time, the "Inventory Sale and Settlement Agreement") among you, Boston Rental Partners, LLC, a Delaware limited liability company ("BRP"), and the NRI Parties (as defined in the Inventory Sale and Settlement Agreement), each of BRP and the NRI Parties hereby notifies you that, effective as of the date hereof, BRP has conveyed, transferred, assigned and delegated to [_______________________], a [_________________________] (the "Assignee"), and the Assignee has accepted and assumed, all of BRP's right, title, interest, duties and obligations arising under the Inventory Sale and Settlement Agreement.

Sincerely, BOSTON RENTAL PARTNERS, LLC By _____________________ Name Title: NATIONSRENT, INC. By _____________________ Name Title:

NATIONSRENT USA, INC.
NATIONSRENT TRANSPORTATION
  SERVICES, INC.
NR DELAWARE, INC
NRGP, INC.,
NATIONSRENT WEST, INC.
LOGAL EQUIPMENT CORP.
BDK EQUIPMENT COMPANY, INC.

By _____________________
       Name
       Title:

NATIONSRENT OF TEXAS, LP

By NRGP, Inc.
       its general partner

By _____________________
       Name
Title: